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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Usinowicz               Walter                    V.
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   (Last)               (First)                 (Middle)

                               3341 SW 15 Street
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                                    (Street)

   Pompano Beach,                      FL                         33069
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


December 7, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

Technical Chemicals & Products, Inc. (TCPI)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Vice President and Chief Financial Officer
      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect
Beneficial Ownership
   (Instr. 4)                                 (Instr. 4)             (Instr. 5)               (Instr.5)
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

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                    5. Owner-
                                                  3. Title and Amount of Securities                    ship
                                                     Underlying Derivative Security                    Form of
                         2. Date Exercisable         (Instr. 4)                                        Derivative
                            and Expiration Date   ---------------------------------    4. Conver-      Security:
                            (Month/Day/Year)                             Amount           sion or      Direct        6. Nature of
                         ----------------------                            or             Exercise     (D) or           Indirect
                         Date         Expira-                            Number           Price of     Indirect         Beneficial
  1. Title of Derivativ  Exer-        tion                                 of             Derivative   (I)              Ownership
     Security (Instr. 4) cisable      Date          Title                Shares           Security     (Instr. 5)       (Instr.5)

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
Option to Buy           12/7/00     12/7/09      Common Stock           11,667          .438            D
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Option to Buy           12/7/01     12/7/09      Common Stock           11,667          .438            D
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Option to Buy           12/7/02     12/7/09      Common Stock           11,666          .438            D
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
Explanation of Responses:




  /s/ Walter V. Usinowicz                                       12/9/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2